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                                                                 Exhibit 99.9

   Clinical Results Used In PMA Filing Are Reported By KeraVision

Over half of patients improved to at least 20/16 vision -- or better than 20/20

New Orleans (November 12, 1998) -- A unique non-laser surgical approach being developed by KeraVision, Inc. (Nasdaq: KERA) to treat low to moderate myopia resulted in 20/20 vision or better for 74 percent of patients and at least 20/40 vision for 97 percent of those in a U.S. clinical trial, it was reported yesterday at the American Academy of Ophthalmology (AAO) annual meeting in New Orleans.

Clinical results for the KeraVision (Registered Trademark) Ring, the most extensive so far, are based on data submitted earlier this year to the Food and Drug Administration as part of KeraVision's Premarket Approval (PMA) application for the product. The results were from 410 KeraVision Ring treatments that were included in the U.S. Phase II and Phase III studies that were performed at 11 clinical sites. Patients were monitored for at least one year to assess the safety and efficacy of the treatment.

Fifty-three percent of the study group improved to at least 20/16 -- in other words, better than 20/20 vision.

"The KeraVision Ring appears to safely and effectively correct myopia, with the added benefit that we can reverse the effect," reported George
O. Waring III, MD, FACS, FRC Ophth, who is an internationally noted clinical investigator, author and professor of ophthalmology at Emory University. He was also instrumental in the clinical evaluation and commercial acceptance of the LASIK method of vision correction. "Reversibility means that people can have permanent correction without making a permanent choice. The KeraVision Ring creates a new category of non-laser vision correction."

Waring added that this is the first surgical procedure that is designed especially for low to moderate myopia (in clinical terms, -1.0 to -3.5 diopters). According to industry estimates, more than 22 million adult Americans are within this range of nearsightedness and are potential candidates for the KeraVision Ring.

Final FDA Review Is Pending

In August, the FDA accepted for "filing" the company's Premarket Approval (PMA) application for the KeraVision Ring. That action triggered the final phase of regulatory review for possible commercial approval in the U.S. The KeraVision Ring for myopia is currently sold in Canada and in several European countries.

What makes the KeraVision procedure unique is that it is designed to reshape the cornea -- thereby correcting how light rays reach the retina -- without cutting or removing tissue from the central optical zone.
The advantage is that the treatment may be reversed, giving people freedom to have their correction changed if their eyesight changes because of age, or to take advantage of future advancements in vision correction. Excimer laser procedures to correct vision are irreversible, according to the medical literature.

KeraVision is developing a similar non-laser treatment that is intended to correct farsightedness (hyperopia). Preliminary clinical results for that international study were reported at an AAO-sponsored meeting on November 6, showing that 85 percent of KeraVision's patients achieved 20/20 vision or better and 100 percent achieved 20/40 or better. These preliminary results are based on 13 patients who were treated for low to moderate hyperopia and monitored for one month.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is the KeraVision Ring for myopia, part of a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, market acceptance of the KeraVision Ring, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries."